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                                                                     EXHIBIT 2.7




                            STOCK PURCHASE AGREEMENT

         This Agreement of sale and purchase (hereinafter "Agreement") is made and entered into as of the 4th day of May, 1998, by and between Joel Sens (hereinafter "Seller"), UNICO, a Delaware Corporation ("UNICO"), and T.C. Equities, Ltd., a Bahamas corporation ("Buyer").

         WHEREAS, Seller and Buyer have entered into a Securities Subscription Agreement whereupon Buyer shall subscribe to a total of 70,000 shares of Next Generation Media Corp., a Nevada Corporation, ("Nexgen") and that to induce Buyer to enter into such Agreement, Seller has agreed to transfer to Buyer a controlling interest in UNICO; and

         WHEREAS, Seller represents that it shall hold a controlling interest in UNICO;

         WHEREAS, in order to comply with the terms of the aforementioned Securities Subscription Agreement the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I
                               THE PURCHASE PRICE

         1.1 Amount. Seller agrees to sell to Buyer and Buyer agrees to purchase all of the securities held by Seller in UNICO which shall represent a controlling interest in UNICO for the total sum of One ($1.00) Dollar.

         1.2 Payment. Buyer shall deliver to Seller with the execution of this Agreement the sum of One ($1.00) Dollar being the purchase price of shares to transferred to the Escrow Agent. In the event Seller either cannot or does not have all of the documents required at the Close hereunder for deliver to the Buyer at the date of the close, then Buyer at its option may (i) terminate this Agreement and thereupon Seller shall return the payment to Buyer, or (ii) extend the Seller's time to deliver said documents thirty (30) days. If at the end of the time Seller cannot or does not deliver said documents to Buyer, this Agreement shall be deemed automatically terminated and thereupon, the payment shall be returned by Seller to Buyer. "Close" shall mean the effective date of the merger of Seller's subsidiary, United Marketing Merger Corp., with and into United Marketing Solutions Inc., a subsidiary of Nexgen.

         1.3 Additional Undertaking. In conjunction with the sale of shares of Common Stock being sold herein and



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receiving payment as provided for herein, Seller shall deliver to Buyer a letter from the existing directors of UNICO in which such directors agree to resign as directors of UNICO upon consummation of the merger between United Marketing Solutions, Inc., and Seller's special purpose subsidiary, United Marketing
Merger Corp.; and to appoint such new members of the board of directors of UNICO as the Buyer designates.

                                   ARTICLE II
                            SELLER'S REPRESENTATIONS

         The Seller makes the following representations and warranties to the best of its knowledge and based on representations made to Seller by UNICO:

         (a) UNICO was incorporated in the State of Delaware on April 11, 1984. UNICO sold 805,000 shares of its Common Stock to the public pursuant to an S-19 offering statement filed with the Securities and Exchange Commission with full registration. UNICO presently has outstanding 2,119,077 shares of Common Stock and the requisite shares of Preferred Stock.

         (b) At the closing, Seller shall deliver to Buyer all the true copies of filings by UNICO with the S.E.C. together with filing number for the past three (3) years which Seller shall obtain possession of pursuant to the close between UNICO and Next Generation Media Corp.

         (c) UNICO's authorized capital is 20,000,000 shares of Common Stock $.01 par value, together with preferred stock and promissory notes as listed on the attached Schedule A. All issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. The Seller shall deliver to the Buyer UNICO's Certificate of Incorporation and by-laws, which shall be the original sets where practical, each as amended and in effect on the date of closing and a Certificate of Good Standing and evidence of the payment of all franchise taxes. As of the date of the closing, Nexgen shall have no more than 3,700,000 common shares and 320,000 preferred shares issued and outstanding.

         (d) There are no actions, suits, proceedings, governmental investigations, judgments, orders, injunctions or decrees pending, outstanding, or threatened against UNICO of any kind or nature whatsoever. UNICO has duly filed all tax reports and returns required to be filed by it and UNICO owes no federal, state or local taxes of any kind or nature whatsoever. There are no outstanding agreements or waivers extending the



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                  statutory period of limitations applicable to any federal or state income tax return for any period. Additionally, Seller hereby assumes and represents the Representations and Warranties of Seller as set forth in paragraph 2 of the Asset Purchase Agreement between UNICO and Next Generation Media Corp., dated May 1, 1998 attached hereto.

         (e) Certain of UNICO's securities have been registered under the Securities Act of 1933 (except for those securities that are restricted securities under said Securities Act), and there is no action pending by the Blue Sky Commission of any State.

         (f) UNICO as of the date of closing will not have any debts, liabilities or obligations of any kind or nature whatsoever, including guarantees of any debts, liabilities or obligations of others, whether contingent or absolute, matured or unmatured, or liquidated or unliquidated and the foregoing shall be certified by a Certified Public Accountant, guaranteed by the existing board of directors of UNICO, by way of a pro forma balance sheet to be delivered at the close also attached hereto.

         (g) As of the date of closing, there are no warrants, stock options, debentures, bonds or any other type of securities authorized, reserved, issued or outstanding and, except as stated in Article II herein, no further securities will be authorized or issued before closing, and no preemptive or contractual rights exist with respect to any shares of Common Stock of UNICO.

         (h) At the time of closing, the Seller will deliver to the Buyer a stockholders' list dated as of the date of this close which shows the name, address and number of shares owned of record by each shareholder, the list to contain not less than 503 shareholders.

         (i) The Seller shall deliver at closing, stock certificates for said Four Hundred Twenty Eight Thousand One Hundred Eighty Five (428,185) preferred shares of stock in UNICO, carrying a four to one voting right as of May 4, 1998 and the additional common stock held by the directors as set forth in the attached Schedule A to be delivered not later than May 15, 1998 representing not less than Fifty Four and ninety-eight/hundredths (54.98%) percent of the voting power in UNICO (hereinafter "controlling interest") duly endorsed for transfer to Buyer or accompanied by duly executed stock powers in form sufficient to permit transfer of such shares to Buyer (or Buyers assigns or nominees), with any necessary stock transfer tax or other documentary tax stamps affixed thereto, together with the


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                  certificates of preferred and common stock and evidence of the cancellation of certain promissory notes issued by UNICO and held by Seller as set out in the schedule.

         (j) Within two (2) weeks of the execution of this Agreement, UNICO shall deliver audited financial statements as of December 31, 1997, a pro forma balance sheet as of the date of close with such financial statements to be given by the seller's auditor and guaranteed by the existing board of directors of UNICO showing no assets and no liabilities, and to accurately present the financial condition of UNICO with its CPA's opinion attached thereto.

         (k) The Seller has disclosed to the Buyer all facts material to the condition, assets, liabilities, businesses and operations of UNICO.

         (l) Neither the Seller nor UNICO, nor any agent acting on their behalf, has taken or will take any action which would subject the shares being purchased hereunder to the provisions of
                  Section 5 of the Securities Act of 1933, as amended, or to the provisions of any securities or Blue Sky law of any State.

         (m) The Seller consents to join with the Buyer, as of the closing date, and issue a joint statement to the public through a suitable investor relations consultant as to the nature of the transaction and to prepare in conjunction with the Buyer the necessary proxy statement to contain the Buyer's proposals for UNICO. The costs and expenses for the preparation of such statement shall be borne by the Seller.

                                   ARTICLE III
                                   THE CLOSING

         Closing shall take place simultaneously with the closing of the Asset Purchase Agreement between UNICO and Next Generation Media Corp., dated May 5, 1998, which shall be within the time periods for which provision is made in
Article I herein. At Closing, Buyer shall deliver by cash, certified or cashiers check to Seller for the balance of the purchase price.

         Pending closing, Seller and UNICO agree to afford the Buyer and his authorized representatives full access to all of UNICO's book and records.

         Upon delivery of the shares from the Escrow Agent, the Buyer agrees that it shall not, with respect to such stock held by or on behalf of Buyer, vote, or take part in or consent to, any corporate or shareholders' action of the Corporation other than a vote in favor of the merger between United Marketing Solutions, Inc., and United Marketing Merger Corp., (the "Merger") until the


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Effective Date of the Merger. Buyer shall not receive any distribution as a result of the Merger. Buyer further agrees that, until the Effective Date of the Merger, Buyer will not sell, transfer or otherwise dispose of its shares in UNICO, Inc.


                                   ARTICLE IV
                         SELLER'S CLOSING CONFIRMATIONS

         Buyer shall receive at closing a letter dated the closing date, from Seller to the effect that, to the best of Seller's knowledge and based on representations made to Seller by UNICO:

         (a) UNICO is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware.

         (b) No consent of or filing with any federal, state or local authority is required in connection with the execution, delivery and performance of this Agreement by the Seller.

         (c) The authorized capital stock of UNICO consists of Twenty Million (20,000,000) shares of Common Stock and shares of Preferred Stock as set forth in the schedule.

         (d) There are no lawsuits or proceedings before any court or administrative agency pending or threatened against or relating to UNICO and UNICO is not subject to any reasonably possible or assertion and which could adversely affect or impair properties of UNICO.

         (e) The Seller shall undertake and employ all its efforts to maintain UNICO's listing on NASD-OTC bulletin until the final completion of the merger.

                                    ARTICLE V
                                SUNDRY PROVISIONS

         6.1 Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto however must be read in conjunction with the executed Securities Subscription Agreement dated May 4, 1998 and may not be amended except by written agreement signed by all the parties hereto.

         6.2 Binding Agreement. The Agreement shall be binding upon the heirs, successors an assigns of the parties hereto.

         6.3 No Assignment. No Assignment of any rights or obligations hereunder may be made without the express written consent of the other party hereto.



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         6.4      Expenses. Each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by it in connection with the preparation and execution of this Agreement whether or not the sale and purchase herein provided for shall in fact be effectuated and each party hereto by its execution and delivery of this Agreement, agrees to, and shall indemnity and hold harmless the other party hereto from and against any and all liabilities or claims or respect to any such expenses, costs or fees.

         6.5 Descriptive Headings. The descriptive headings of the several Articles and sections of this Agreement are inserted for convenience only and shall not control or affect in any way or to any extent the meaning, construction or interpretation of this Agreement or of any of the provisions hereof.

         6.6 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto and each such executed counterpart shall be, and shall be deemed to be an original instrument, and to have the force and effect of an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument.

         6.7 Survival of Closing. The provisions of all Articles hereof and all warranties and representations herein survive the Closing and shall not be merged in the instrument or instruments of conveyance from Seller to Purchaser.

         6.8 Time. Time is of the essence of this Agreement and of the covenants and provisions hereof.

         6.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

         6.10 Covenant of Further Assurance. The Buyer and Seller, respectively, covenant and agree, each with the other, that each such party hereto shall from time to time execute and deliver or cause to be executed and delivered all such further instruments of conveyance, transfer, assignments, Bills of Sale, receipts and other instruments, and shall take or cause to be taken such further or other action as the Buyer or Seller, as the case may be, may reasonably deem necessary in order to transfer and assign to and to vest in and confirm to the Buyer or to Seller, as the case may be, title to an possession of all of the rights, privileges, powers and franchises and property agreed to be and intended to be so transferred, assigned, vested and confirmed in such


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                  party hereunder, respectively, and otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE VI
                            TERMINATION OF AGREEMENT

         If Buyer does not close within 10 days of receipt of documents prescribed by the Agreement, Seller will consider this Agreement null and void without recourse by Buyer. The payment, excluding the payment contained in the securities subscription agreement, will be considered as liquidated expenses.

NOTE: THIS AGREEMENT SUPERSEDES ALL PREVIOUS CONTRACTS EITHER ORAL OR WRITTEN BEFORE THIS DATE OF MAY 4, 1998, AND NEITHER PARTY WILL BE HELD LIABLE FOR ANY UNDERSTANDING THEREOF.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.



/s/  Joel Sens                          /s/  Gerard Bernier
-----------------------                 -----------------------
     JOEL SENS                               UNICO
                                        By:



/s/  Peter G. Fletcher
-----------------------
     T.C. EQUITIES LTD.
By:




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                                   SCHEDULE A

UNDER CAPITALIZATION:

2,119,077          Shares of Common Stock issued and outstanding
  418,185          Shares of Series C Preferred Stock issued and outstanding
---------
3,831,817          Equivalent total voting power of issued and outstanding stock

                  All other capital stock and promissory notes to be cancelled by the Closing.

SHARES TO BE TRANSFERRED BY NEXGEN TO T.C. EQUITIES LTD:

428,185 shares of Series C Preferred with equivalent common stock voting power of:    1,712,740

169,432 shares of common stock acquired from Bernier(5)                                 169,432

179,650 shares of common stock acquired from Bomstad(6)                                 179,650

 45,000 shares of common stock acquired from Zadjel                                      45,000

         TOTAL                                                                        2,106,822

         2,106,822/3,831,817 = 54.98%




----------

(5) Of Mr. Bernier's 215,682 common shares listed in UNICO, Inc.'s 10-K, 46,250 are options that will be cancelled.

(6) Of Mr. Bomstad's 205,900 common shares listed in UNICO, Inc.'s 10-K, 12,500 are options that will be cancelled, and 13,750 are shares that will be cancelled.




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